Exhibit 99.1

Contact:	Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS FOURTH QUARTER AND

FY 2008 YEAR END RESULTS

CAMARILLO, California – June 12, 2008 — AML Communications, Inc. (AMLJ.OB) today announced results for its fourth quarter and the fiscal year ended March 31, 2008.

Net sales for the fourth quarter were $3.3 million, compared with $2.2 million for the same period a year earlier.  The Company reported a net profit for the quarter of $1.8 million, or $0.18 per share, compared with a net profit of $1.5 million, or $0.15 per share, for the same period a year ago.

Net sales for the twelve months ended March 31, 2008 were $12.7 million, compared with $8.9 million for the same period last year. The net profit for the twelve months ended March 31, 2008 was $2.1 million, or $0.21 per share, compared with a net profit of $1.6 million, or $0.15 per share, for the same period last year.  AML recognized a $1.7 million deferred tax allowance at the end of FY 2007 and a $1.7 million tax allowance at the end of FY 2008.  Net earnings prior to the allowance for tax benefits were $470,000 or $0.05 per share. This compares with a loss of $103,000 or $0.01 per share for FY 2007.

FY 2008 earnings include the cost to support Mica-Tech which for the year amounted to $466,000 or $0.05 per share.

Results Analysis and Business Digest

The AML/MPI segment

The growth in revenues was as a result of increased sales at our core defense business (up 32% or $2.9 million increase for the year). The growth in defense revenues reflects bookings at AML for both short and long term programs as well as the addition of new customers.

Earnings prior to allowance of tax benefits have increased to $936,000 (from a loss of $103,000 in the previous year). The results reflect the impact of an increased top line, economies of scale and higher value added products.

Fiscal year 2008 saw further consolidation of AML as a supplier of amplifiers and Integrated Microwave Assemblies into critical defense programs. For the Raytheon Company AML made volume shipments into the Cobra Judy (CJR) and Zumwalt Destroyers programs. Based on successful Miniature Air Launched Decoy (MALD) flight testing, AML is in position for this program to enter initial production this year. AML support of Northrop Grumman programs continues with development activities for Ground Air Task Oriented Radar (G/ATOR), EA18G and Multifunction Electronic Warfare (MFEW). AML is also at an advanced stage of development support on the Medium Extended Air Defense System (MEADS) with Lockheed Martin. Pilot production units for the SPEW II program have shipped to BAE during the year in support of the Turkish Aselsan-Mikes program for the Turkish Air Force.

AML Communications is a designer, manufacturer and marketer of amplifiers, subsystems, and related products that address the Defense Electronic Warfare Markets.  The Company’s Web site is located at http://www.amlj.com.

The Mica-Tech segment

For the year, Mica-Tech contributed approximately $1 million in sales while losses from operations carried forward to AML were $466,000 or $0.05 per share.  We expect losses from Mica-Tech operations to continue at approximately this pace for FY 2009.

Most of the revenues were generated from sales of the UltraSatNet, the company’s satellite based control and communication system that addresses efficient utilization of the electric power grid. Currently, the Mica-Tech solution to power utilities has encountered slow penetration in the traditional utilities market, primarily due to the conservative nature of utilities. Concurrent with our acquisition of

100% of Mica-Tech in February this year, the company begun expanding into the Demand Response market as a power aggregator and a total solution provider. By deploying its proven UltraSatNet system, the company intends to utilize this robust and hacker-proof system in the management of large load reductions during electric grid instability events. These events are a result of summer peak power consumption and a general increase in electric power demand.

Initial market probing and customers contacts indicates that the application of the UltraSatNet hardware solution toward Demand Response service implementation may allow the company to benefit from the growing movement toward efficient power use, and a more “green” environment.

Management perceives that much is at stake in the Mica-Tech business model. To facilitate close contact with developments and to reduce operating costs, we have relocated the Mica-Tech operation to the AML facility. The move was successfully concluded at the end of May 2008.

For more on Demand Response please visit the company’s website at http://www.mica-tech.com/demandresponse.html

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as “perceives”, “thinks,’’ “anticipates,’’ “believes,’’ “estimates,’’ “expects,’’ “intends,’’ “plans,’’ and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements.  These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular, defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements.  Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

AML COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	For the Years Ended
	March 31, 2008	March 31, 2007
Net sales	$12,711,000	$8,854,000
Cost of goods sold	7,195,000	5,171,000
Gross profit	5,516,000	3,683,000
Operating Expenses:
Selling, general and administrative	3,037,000	2,356,000
Research and development	2,289,000	1,405,000
Total operating expenses	5,326,000	3,761,000

Income (loss) from operations	190,000	(78,000)
Other income/(Interest & other expense), net	(184,000)	(25,000)

Income (loss) before provision for income taxes and minority interest	6,000	(103,000)
Provision for income taxes	1,678,000	1,662,000
Minority interest	464,000	—
Net income	$2,148,000	$1,559,000

Basic earnings per common share	$0.21	$0.15

Basic weighted average number of shares of common stock outstanding	10,271,000	10,243,000

Diluted earnings per common share	$0.20	$0.15

Diluted weighted average number of shares of common stock outstanding	10,807,000	10,669,000